Exhibit 4(b)(viii)

MERRILL LYNCH & CO., INC.

TO

JPMORGAN CHASE BANK,

as Trustee

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated as of September 23, 2002

Amending a series of Securities designated

Merrill Lynch & Co., Inc.

9% Callable STock Return Income DEbt Securities

due February 2, 2004

Payable at maturity with JDS Uniphase Corporation common stock

Supplement to Indenture

Dated as of April 1, 1983,

as Amended and Restated

Fourteenth Supplemental Indenture, dated as of September 23, 2002 (the “Supplemental Indenture”), by and between Merrill Lynch & Co., Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 4 World Financial Center, New York, New York 10080 (the “Company”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), a corporation duly organized and existing under the laws of the State of New York and having its Corporate Trust Office at 450 West 33rd Street, New York, New York 10001, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered its Indenture, dated as of April 1, 1983 and restated as of April 1, 1987 (as amended and supplemented to the date hereof, the “Principal Indenture”), to the Trustee to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of senior indebtedness (the “Securities”), unlimited as to principal amount; and

WHEREAS, the Principal Indenture, as amended by the Trust Indenture Reform Act of 1990, and this Supplemental Indenture are hereinafter collectively referred to as the “Indenture”; and

WHEREAS, the Company proposes to amend a series of securities issued pursuant to the Principal Indenture designated Merrill Lynch & Co., Inc. 9% Callable STock Return Income DEbt Securities due February 2, 2004 Payable at maturity with JDS Uniphase Corporation common stock (the “Callable STRIDES”); and

WHEREAS, Section 901 of the Principal Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Principal Indenture, in form satisfactory to the Trustee, to add to the covenants of the Company, for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, the Company and the Trustee, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree, for the equal and proportionate benefit of all Holders of the Callable STRIDES, as follows:

Article I

AMENDMENT OF CERTAIN PROVISIONS OF THE CALLABLE STRIDES

Section 101     Amendment to Callable STRIDES.     Each Callable STRIDES is hereby amended by adding the following provisions thereto at the end of the fifth paragraph of the Callable STRIDES under the heading “General”:

“If a redemption is triggered pursuant to the terms of this paragraph (i.e., if the product of the Closing Market Price of one share of JDSU common stock and the Share Multiplier is less than $2.00) then on the date of such redemption (the “Redemption Date”) for each Unit of Callable STRIDES, the Company will deliver, in addition to such number of shares of JDSU common stock equal to the then current Share Multiplier plus accrued and unpaid interest to the Redemption Date, (the “Accrued Interest Amount”), a cash amount equal to the present value of the additional interest that would have been paid through the Stated Maturity but for the early redemption of the Callable STRIDES (the “Present Value Amount”). The number of shares of JDSU common stock deliverable, plus the Accrued Interest Amount and Present Value Amount payable in connection with one Callable STRIDES are together referred to as the “Redemption Price” of such Callable STRIDES. The Present Value Amount will be calculated at the sole discretion of the Calculation Agent, whose determination shall, absent a determination by the Calculation Agent of a manifest error, be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Callable STRIDES. The Redemption Price will be delivered and paid to the Holder of a Callable STRIDES on the Redemption Date.”

Section 102     Application of Supplemental Indenture.     This Supplemental Indenture applies to the series defined herein as Callable STRIDES and does not affect any other series issued pursuant to the Principal Indenture.

Article II

MISCELLANEOUS

Section 201     Effect of Supplemental Indenture.     The Principal Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Principal Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 202     Conflict with Trust Indenture Act.     If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 203     Definitions.     Capitalized terms used in the Note dated February 1, 2002, relating to the Callable STRIDES (the “Note”) and this Supplemental Indenture but not defined herein are used as they are defined in the Note. Capitalized terms used in the Principal Indenture and this Supplemental Indenture, but not used in the Note and not defined herein, are used as they are defined in the Principal Indenture.

Section 204     Successors and Assigns.     All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 205     Separability Clause.     In case any provision in this Supplemental Indenture or in the Callable STRIDES shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.

Section 206     Benefits of Supplemental Indenture.     Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Callable STRIDES, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 207     Governing Law.     THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 208     Execution in Counterparts.     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 209     Responsibility for Recitals.     The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The

Trustee makes no representations as to the validity or sufficiency of the Principal Indenture or this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MERRILL LYNCH & CO., INC.

By:	/S/ JOHN STOMBER

Name:	John C. Stomber
Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, as Trustee

By:	/S/ NATALIE PESCE

Name:	Natalie Pesce
Title:	Trust Officer